                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone: (713) 332-4751                                       January 12, 2004

            KAISER ALUMINUM FILES COURT MOTIONS REGARDING PENSION AND
                          POST-RETIREMENT BENEFIT PLANS

      HOUSTON, Texas, January 12, 2004 -- Kaiser Aluminum said today it has filed three related motions with the U.S. Bankruptcy Court for the District of
Delaware to enable the company to substantially reduce or eliminate ongoing/future cash requirements for pension and post-retirement benefit plans as it seeks to make further progress on its path to emergence from Chapter 11 in mid-2004. The company has stated since the inception of its Chapter 11 proceedings that these legacy items were among the major issues in the cases that had to be addressed before the company could successfully reorganize.

      In particular, the company filed:

   -  An 1114 motion seeking Court approval to terminate postretirement benefit programs (such as medical and life insurance) for salaried and hourly employees and retirees. Estimated 2003 post-retirement medical plan payments were in the range of $60 million and such costs continue to escalate significantly from year to year. Approximately 4,000 salaried retirees and their dependents are enrolled in company-sponsored retiree medical benefit programs. Approximately 7,000 hourly retirees and their dependents are enrolled in company-sponsored hourly retiree medical benefit programs.
   -  A motion seeking Court approval for a distress termination of Kaiser's
      U.S. defined benefit pension plans for hourly employees. The motion also seeks approval for the implementation of replacement benefits under defined contribution arrangements for active hourly employees.
      Approximately 7,000 hourly retirees or surviving spouses are currently receiving monthly payments from various Kaiser-sponsored defined benefit retirement plans. In a distress termination of a pension plan, the Pension
      Benefit Guaranty Corporation provides a guarantee of participants' vested pension benefits up to certain monetary limits.
   -  An 1113 motion seeking Court approval to reject certain of its U.S.-based collective bargaining agreements, including those with the United
      Steelworkers of America and the International Association of Machinists.
      The filing is being made solely to allow Kaiser to proceed with the aforementioned distress termination of the pension plans associated with each of the union contracts. Because the USWA and the IAM have not agreed to a termination of the pension plans, the Company has no alternative but to make an 1113 filing. The affected collective bargaining agreements cover the following Kaiser plants in the United States: Trentwood and
      Mead, Washington; Gramercy, Louisiana; Newark, Ohio; Sherman, Texas;
      Tulsa, Oklahoma; and Richmond, Virginia.

      A hearing on these motions has not yet been scheduled.

      Kaiser President and Chief Executive Officer Jack A. Hockema said, "This is a difficult but essential step in order for Kaiser to complete its restructuring and emerge from Chapter 11 in mid 2004. Unfortunately, the exhaustive analysis that we've done in support of our business plan shows that the restructured Kaiser Aluminum will be unable to continue to fund pension and other post-retirement benefits as they are presently offered. We have discussed possible compromise positions with organized labor - and with the official committee of retired salaried employees. Despite the filing of these motions, we expect to continue such discussions."

      Hockema added, "We have communicated to union representatives that the
1113 motion is solely intended to address the defined benefit pension plan issue and no other changes are contemplated. As a result, we are confident that the filing will not affect the day to day operation of the facilities covered by these collective bargaining agreements."

      Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

                                      F-967

      Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.